As filed with the Securities and Exchange Commission on April 30, 2024

Registration No. 333-_____________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

Registration Statement under The Securities Act of 1933

JANONE INC.

(Exact name of registrant as specified in its charter)

Nevada	41-1454591
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

325 E. Warm Springs Road, Suite 102

Las Vegas, Nevada 89119

(Address of Principal Executive Offices including Zip Code)

JANONE INC.

2023 EQUITY INCENTIVE PLAN (Full title of the plan)

Tony Isaac

President and Chief Executive Officer

325 E. Warm Springs Road, Suite 102

Las Vegas, Nevada 89119

(Name and address of agent for service)

(702) 997-5968

(Telephone Number, including area code, of agent for service)

With copies to:

Randolf W. Katz

Clark Hill PLC

555 South Flower Street, 24th Floor

Los Angeles, California 90071

213-891-9100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark, if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I, Items 1 and 2, of Form S-8 will be delivered to the participants of the 2023 Equity Incentive Plan (the “Plan”) of JanOne Inc. (the “Company,” the “Registrant,” “we,” “our,” or “us”), in accordance with this Registration Statement on Form S-8 (this “Registration Statement”) and Rule 428 of the Securities Act. Consistent with the instructions of Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

We are subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith file reports, proxy statements, and other information with the Commission. We incorporate by reference into this Registration Statement the documents listed below:

(a)	our Annual Report on Form 10-K for the year ended December 30, 2023, filed with the SEC on April 8, 2024;

(b)	The description of our Common Stock filed as Exhibit 4.1 to our Annual Report on Form 10-K for the year ended December 28, 2019, filed with the SEC on April 6, 2020.

(c)	all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, subsequent to the effective date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the respective dates of filing of such documents.

Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information disclosed by the Company under Items 2.02 or 7.01 of any Current Report on Form 8-K that the Company may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers .

Nevada Revised Statutes (“NRS”) 78.138(7) provides that, subject to limited statutory exceptions and unless the Articles of Incorporation or an amendment thereto (in each case filed on or after October 1, 2003) provide for greater individual liability, a director or officer is not individually liable to a corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless determined that the presumption that directors and officers are presumed to act in good faith, on an informed basis and with a view to the interest of the corporation has been rebutted and it is proven that: (i) the act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and (ii) the breach of those duties involved intentional misconduct, fraud, or a knowing violation of law.

NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit, or proceeding if the person (i) is not liable pursuant to NRS 78.138 or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. NRS 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person (a) is not liable pursuant to NRS 78.138 or (b) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation. Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to NRS 78.751(2), may be made by the corporation only as authorized in each specific case upon a determination that the indemnification of a director, officer, employee, or agent of a corporation is proper under the circumstances. Such determination must be made by (x) the stockholders, (y) the board of directors, by majority vote of a quorum consisting of directors who were not parties to the action, suit, or proceeding, or (z) independent legal counsel, in a written opinion, if (1) a majority vote of a quorum consisting of directors who were not parties to the action, suit, or proceeding so orders or (2) a quorum consisting of directors who were not parties to the action, suit, or proceeding cannot be obtained.

The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation or that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that the conduct was unlawful.

NRS 78.7502(2)(b) provides that indemnification may not be made for any claim, issue, or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS 78.751(1), requiring mandatory indemnification of officers, directors, employees, and agents, provides that a corporation shall indemnify any person in such a role to the extent that the person is successful on the merits or otherwise in defense of: (a) any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise or (b) any claim, issue, or matter therein, against expenses actually and reasonably incurred by the person in connection with defending the action, including, without limitation, attorney’s fees.

NRS 78.751(2) provides that, unless otherwise restricted by the corporation’s articles of incorporation or bylaws, or an agreement made by the corporation, the corporation may pay expenses of officers and directors incurred in defending a civil or criminal action, suit, or proceeding as they are incurred and in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that the director or officer was not entitled to be indemnified by the corporation. The articles of incorporation, the bylaws, or an agreement made by the corporation may require the corporation to pay such expenses upon receipt of such an undertaking.

Under the NRS, the indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to NRS 78.751:

●	Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in the person’s official capacity or an action in another capacity while holding office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to NRS 78.751(2), may not be made to or on behalf of any director or officer finally adjudged by a court of competent jurisdiction, after exhaustion of any appeals taken therefrom, to be liable for intentional misconduct, fraud or a knowing violation of the law, and such misconduct, fraud or violation was material to the cause of action; and

●	Continues for a person who has ceased to be a director, officer, employee, or agent and inures to the benefit of the heirs, executors, and administrators of such a person.

Unless the articles of incorporation, the bylaws, or an agreement made by a corporation provide otherwise, if a person is entitled to indemnification or the advancement of expenses from the corporation and any other person, the corporation is the primary obligor with respect to such indemnification or advancement. A right to indemnification or to advancement of expenses arising under a provision of the articles of incorporation or any bylaw is not eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit, or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such act or omission has occurred.

The Company’s Articles of Incorporation provide that, to the fullest extent permitted under the NRS (including, without limitation, to the fullest extent permitted under NRS 78.7502 and 78.751(3)) and other applicable law, the Company shall indemnify its directors and officers in their respective capacities as such. The Company’s Articles of Incorporation further provide that the liability of its directors and officers shall be eliminated or limited to the fullest extent permitted by the NRS.

The Company intends to maintain insurance on behalf of the Company and any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits

Unless otherwise indicated below as being incorporated by reference to another filing of the Company with the Commission, each of the following exhibits is filed herewith:

Exhibit Number	Description of Document
3.1	Articles of Incorporation of Appliance Recycling Centers of America, Inc. (incorporated by reference to Exhibit 3.3 of the Company’s Current Report on Form 8-K filed with the SEC on March 13, 2018)
3.2	Articles of Conversion (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on March 13, 2018)
3.3	Articles of Conversion (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K filed with the SEC on March 13, 2018)
3.4	Certificate of Correction to Articles of Incorporation (incorporated by reference to Exhibit 3.1 of the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2018)
3.5	Certificate of Change (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on April 22, 2019)
3.6	Certificate of Correction to Articles of Incorporation of Appliance Recycling Centers of America, Inc. (incorporated by reference to Exhibit 3.7 of the Company’s Current Report on Form 8-K filed with the SEC on June 24, 2019)
3.7	Certificate of Designation of Powers, Preferences, and Rights of Series A-1 Convertible Preferred Stock of JanOne Inc. (formerly known as Appliance Recycling Centers of America, Inc.) (incorporated by reference to Exhibit 3.8 of the Company’s Current Report on Form 8-K filed with the SEC on June 24, 2019)
3.8	Articles of Incorporation of JanOne Inc. (the Name Change Subsidiary), filed with the Secretary of State of the State of Nevada on September 6, 2019 (incorporated by reference to Exhibit 3.9 of the Company’s Current Report on Form 8-K filed with the SEC on September 13, 2019)
3.9	Articles of Merger for JanOne Inc. into Appliance Recycling Centers of America, Inc., filed with the Secretary of the State of Nevada on September 9, 2019, and effective on September 10, 2019 (incorporated by reference to Exhibit 3.10 of the Company’s Current Report on Form 8-K filed with the SEC on September 13, 2019)
3.10	Amended and Restated Certificate of Designation for the Preferences, Rights, and Limitations of the Series A-1 Convertible Preferred Stock of JanOne Inc., dated October 1, 2020 (incorporated by reference to Exhibit 3.8(a) of the Company’s Current Report on Form 8-K filed with the SEC on October 2, 2020)
3.11	Bylaws of Appliance Recycling Centers of America, Inc. (incorporated by reference to Exhibit 3.4 of the Company’s Current Report on Form 8-K filed with the SEC on March 13, 2018)
3.12	First Amendment to Bylaws of Appliance Recycling Centers of America, Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on December 31, 2018)
3.15	2023 Equity Incentive Plan of the Company (incorporated by reference to Annex A of the Company’s Definitive Schedule 14A for its 2023 Annual Meeting of Stockholders filed with the SEC on August 28, 2023)
5.1*	Legal Opinion of Clark Hill PLC, counsel to the Company
23.1*	Consent of Clark Hill PLC (included in Exhibit 5.1)
23.2*	Consent of Hudgens, LLC
23.3*	Consent of Frazier & Deeter, LLC
24.1	Power of Attorney (contained on signature page hereto).
107.1*	Filing Fee Table

*	Filed herewith.

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that: paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement; and

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any such action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on the 30th day of April, 2024.

JANONE INC.

By:	/s/ Tony Isaac
Tony Isaac
President, Chief Executive Officer and Principal Executive Officer

SIGNATURES AND POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Tony Isaac and Virland A. Johnson, and each of them, as his true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective on filing pursuant to Rule 462(b) promulgated under the Securities Act and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Tony Isaac	President and Chief Executive Officer and Director,	April 30, 2024
Tony Isaac	(Principal Executive Officer)

/s/ Virland A. Johnson	Chief Financial Officer	April 30, 2024
Virland A. Johnson	(Principal Financial and Accounting Officer)

/s/ Richard D. Butler, Jr.	Director	April 30, 2024
Richard D. Butler, Jr.

/s/ John Bitar	Director	April 30, 2024
John Bitar

/s/ Nael Hajjar	Director	April 30, 2024
Nael Hajjar